Exhibit 99.1

Final Transcript

CHART INDUSTRIES: Fourth Quarter 2011 Earnings

February 28, 2012/10:30 a.m. EST

SPEAKERS

Michael Biehl – Executive Vice President, CFO, Treasurer

Sam Thomas – Chairman, President, CEO

ANALYSTS

Jeff Spittel – Global Hunter Securities

Rob Brown – Craig-Hallum

Greg McKinley – Dougherty & Company

Jagadish Iyer – Piper Jaffray

Eric Stine – Northland Capital Markets

Martin Malloy – Johnson Rice

Gary Farber – CL King

PRESENTATION

Coordinator	Welcome to the Chart Industries, Inc. 2011 Fourth Quarter and Year-End Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s Web site at www.chartindustries.com. A telephone replay of today’s broadcast will be available following the

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conclusion of the call until Wednesday, March 14th. The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the Company’s Web site, or through the SEC Web site, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

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M. Biehl	Thank you, Valerie. Good morning, everyone. I’d like to thank all of you for joining us today. I’ll begin by giving you a brief overview of our fourth quarter and year-end results. Then, Sam Thomas, our Chairman, President and CEO, will provide highlights from 2011 and provide comments on current market and order trends we see in each of our business segments. I’ll then finish-up by commenting on our outlook for 2012.

We reported net income for the fourth quarter of 2011 of $8.4 million, or $0.28 per diluted share. This included refinancing and restructuring costs of $9.5 million, or $0.23 per diluted share, largely associated with the redemption of the Company’s 9 1/8% Senior Subordinated Notes. These costs include a call premium and a non-cash write-off of unamortized financing fees paid back in 2005. They also include additional costs associated with integration of acquisitions in our BioMedical segment and the acquisition of GOFA in our Distribution & Storage segment. Earnings per share for the fourth quarter of 2011 would have been $0.51 per diluted share excluding these items.

I’d also like to point out a few other items which impacted us during the quarter, but are not included in our refinancing and restructuring costs. Foreign currency was a significant factor in the fourth quarter of 2011.

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We experienced losses of $1.8 million, or $0.05 per share, as a result of significant volatility in the euro especially in the latter part of the fourth quarter. In addition, it is important to note that we delayed the redemption of our Senior Notes for approximately two and a half months following the issuance of the Convertible Notes. We did this to realize a $2.5 million savings on the call premium required to redeem the Senior Notes. However, this resulted in about $700,000 of additional interest expense, or $0.02 per share in the quarter.

Net income for the fourth quarter 2010 was $9.8 million, or $0.33 per diluted share. Fourth quarter 2010 earnings would have been $0.36 per share excluding $1.3 million of restructuring costs associated with acquisitions and asset impairment charges.

For the year, net income was $44.1 million, or $1.47 per diluted share and would have been $1.84 per diluted share excluding $15.7 million, or $0.37 per diluted share, of refinancing and acquisition related costs. Again, the refinancing and acquisition related costs do not include the additional interest incurred from the delay in calling our Senior Notes, which totaled $3.1 million, or $0.07 per share. This compares to net income of $20.2 million, or $0.69 per diluted share, for the year 2010. Net income for

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2010 would have been $0.91 per diluted share excluding $8.7 million of refinancing and acquisition related costs.

Sales for the quarter were $220 million and represented an increase of 38% compared to net sales of $159 million a year ago. The improvement was driven by improved volumes associated with strong end market trends and to a lesser extent by acquisitions. Sales for the year were $795 million. This represents a new record for the company and is a 43% improvement over 2010 year sales of $555 million.

Our gross profit for the quarter was $64 million, or 29.1% of sales, compared with $50.6 million, or 31.9% of sales, a year ago. This quarter included some higher costs associated with recent expansion projects and the ramp up of infrastructure, especially at our E&C and D&S businesses, to build capacity and a strong capability to support continued growth.

With respect to the E&C business, sales increased 32% to $55.6 million in the fourth quarter due to increased activity and volume on key projects in our systems and brazed aluminum heat exchanger product lines. Gross margins declined to 24.8% in the fourth quarter compared to 26.7% in the same quarter of last year. Margins have seen some pressure due to

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product mix, additional costs incurred in ramping up production, and timing of project execution on large engineered systems projects.

In D&S, sales increased 48% year-over-year to $114.4 million in the fourth quarter driven by global demand for industrial gas storage solutions and LNG equipment applications. The acquisition of GOFA, which closed in the third quarter, accounted for approximately $9.6 million of the improvement in the quarter. Gross margins for D&S declined somewhat to 26.6% compared with 27.9% a year ago. Similar to our experience in E&C, we are seeing additional costs as we expand capacity and ramp up production due to growing demand for our products, especially LNG related equipment. Growing sales in more competitive regions, in particular China, also pressured margins in the fourth quarter.

In our BioMedical business, sales improved 25% to $49.7 million in the fourth quarter of 2011 compared with $39.6 million for the same quarter in 2010. This is primarily due to the SeQual acquisition, which closed late in the fourth quarter of 2010. BioMedical gross profit margin decreased to 39.9% in the quarter compared with 45.1% for the same period in 2010. The decrease is primarily due to changes in product mix, warranty costs, and the euro weakness.

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SG&A expenses for the quarter were $35.2 million, up $5.9 million from the same quarter a year ago. The increase was largely due to the SeQual and GOFA acquisitions, higher marketing and sales commission expense, and additional employee-related costs as we expand facilities and infrastructure to support growth in the business. SG&A as a percent of sales was 16.0% compared to 18.4% in the prior year quarter.

As I previously indicated, foreign currency was a significant factor in the fourth quarter of 2011. We experienced a loss of $1.8 million, or $0.05 per share, compared to a gain of $400,000, or a $0.01 per share, in the fourth quarter of 2010.

The volatility and weakness in the euro especially had an effect in our BioMedical business. Over 45% of the sales in that segment are from shipments into Europe. This revenue is recognized in euro. However, since we manufacture these products in the United States, the costs are primarily in U.S. dollars. We hedge some of this exposure through derivative contracts.

In D&S, our European operations are somewhat hedged naturally because product is sold and produced through our European facilities. However, remember that when the euro declines we are translating European

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revenues and operating income into fewer U.S. dollars for consolidation purposes.

Net interest expense was $9 million for the fourth quarter compared with $4.2 million in the prior year quarter. As a reminder, the Company issued 2%, seven-year Convertible Notes in August. Accounting rules dictate that we must record interest expense on these notes at a theoretical, straight-debt interest rate, which was 7.9% for the Company, while we are only paying 2% cash interest.

Also in October 2011, the Company used the proceeds from the issuance of the Convertible Notes to redeem our 9 1/8% Senior Subordinated Notes. The redemption required the Company to pay a premium of approximately $5 million, which is included in fourth quarter interest expense. Excluding the call premium and non-cash accretion expense, net cash interest expense in the fourth quarter of 2011 was only $1.8 million.

As I previously mentioned, we delayed the redemption of our Senior Notes for approximately two and a half months following the issuance of the Convertible Notes. We did this to realize a significant savings in the call premium required to redeem the Senior Notes. However, this resulted in additional interest expense of about $700,000, or $0.02 per share, in the

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fourth quarter and about $3.1 million, or $0.07 per share, for the year having the Senior Notes and Convertible Notes outstanding at the same time. I’ll now turn the call over to Sam Thomas.

S. Thomas	Thank you, Michael, and good morning everyone. I apologize if Michael’s explanation of our financing activity has everyone’s head spinning.

2011 was a record year for Chart. Various catalysts, especially the increasing global demand for energy and the benefits of cheap, clean natural gas, led to record shipments and orders. For the first time in Chart’s history, the Company booked more than $1.0 billion of orders in 2011. In addition, today we announced that we have received the contract award to provide LNG liquefaction equipment for the Wheatstone project in Western Australia. This award will be reflected in our first quarter 2012 orders and backlog.

Order strength in first quarter 2012 continues at an exceptional rate for LNG opportunities. Between E&C and Distribution & Storage, we have booked over $190 million in new LNG orders during January and February of 2012, including this Wheatstone award. Our backlog is currently at an all-time record level. For the fourth quarter of 2011, orders

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were $227.4 million. Within that, E&C saw strong base order levels in quarter four and ended the year with over $300 million in order backlog.

Our Distribution & Storage business, or D&S, was also very strong in the quarter, and despite record shipments in 2011, the segment ended the year with backlog of $169 million; another new record. BioMedical continues to integrate acquisitions and although we are experiencing some weakness in Europe, we were still able to grow orders sequentially by 10%.

As discussed in prior quarters, we’re aggressively embarking on major capacity expansion projects to handle the demand we are experiencing, which we believe should result in multi-year growth. As we scale up production, it requires us to incur higher production costs, overhead and employee-related costs in order to train our workforce and maintain our industry-leading standards in project execution and product quality.

We have begun to ramp up capacity quickly and in some cases are starting to fill orders from newly installed capacity. Overall, our employees have done a good job responding to market opportunities. Let me comment now on each of our business segments.

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For Energy and Chemicals, we’re experiencing growing base demand for heat exchangers and continued interest in both small and large global LNG projects, petrochemical and air separation projects. In the fourth quarter, order levels for brazed aluminum heat exchangers were at the highest levels since the second quarter of 2008 due to demand in air separation plants and for natural gas processing, especially ethane and LPG recovery applications.

In our Systems business, the Wheatstone LNG contract awarded in first quarter 2012 by Bechtel is another positive development that confirms our expectations for world-scale LNG liquefaction opportunities in the Asia Pacific region. The project consists of two 4.45 million tonne per annum base-load LNG liquefaction trains. The feedstock for this plant will be from existing gas fields off the northwest coast of Australia. Our contract award is in excess of $110 million to provide key equipment for the refrigeration stages of the plant including two LNG cold boxes with 35 brazed aluminum heat exchangers and eight Core-in-Kettle® heat exchangers per train. As we add this to our portfolio of projects, we expect our experience in global base-load, small and midscale LNG projects will continue to put us at a competitive advantage on future projects.

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With respect to Distribution & Storage, orders are at run rates greater than 50% higher than the average we experienced in 2010. The growth has also been very broad based with improvement in a variety of product lines, from large engineered bulk tanks to smaller packaged gas and MicroBulk applications. In recent months, orders for LNG vehicle tanks, LNG trailers, and LNG filling stations are being placed at an accelerated pace.

At the end of the fourth quarter, the total backlog for Distribution & Storage LNG applications was nearly $27 million. Since then, our backlog has more than doubled with additional orders in LNG filling station and vehicle tank orders.

Regionally, Asia is growing sales the fastest followed by North America. We’re also seeing growth in Europe, despite some weakness, due to the completed acquisition of GOFA in Germany. We are experiencing competitive pricing pressures as we penetrate emerging growth markets, particularly in China. We see economic sentiment in the United States improving. Comments from our customers indicate that U.S. manufacturing and industrial production is continuing to grow. We view this, coupled with improved consumer confidence due to a better labor market and declining unemployment, to be a positive sign for 2012.

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In our BioMedical segment, 2011 was a year of integration and capacity expansion. Restructuring costs are winding down for these acquisitions, as we have integrated them for the most part. Despite currency headwinds in Europe, the BioMedical segment was able to grow sales and orders in the fourth quarter largely due to the SeQual acquisition. The group is now focusing on the implementation of the next phase in its strategic plan. This includes developing and releasing new products, leveraging off of current product platforms, and expanding globally, both organically and through acquisitions.

We continue to be pleased with how our BioMedical segment is developing and consider it a key component of our strategy for growth going forward, providing a synergistic complement to the rapid growth we are seeing in our more cyclic energy-related businesses. Michael will now provide you with our outlook for 2012.

M. Biehl	Thanks Sam. 2011 was a successful year because Chart was able to respond quickly to emerging demand and capture some exciting opportunities. Because of this, Chart enters 2012 with a substantial backlog of orders. This year we will continue to pursue these opportunities and expect that this is only the beginning of a multiyear growth cycle.

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Based on our current backlog and order expectations, including the significant LNG orders received in first quarter 2012, sales for 2012 are expected to be in the range of $950 million to $1.0 billion dollars. To achieve this growth, we will continue to incur costs related to building additional capacity and adding infrastructure to scale up production. Including these costs, full year diluted earnings per share for 2012 are expected to be in the range of $2.60 to $2.90 per diluted share based on outstanding weighted average shares of approximately 31 million. We expect a full year effective tax rate in the 30% to 32% range.

I’d also like to point out with capacity expansion still ongoing and major project work beginning to ramp up, we would expect first and second quarter earnings to be lower than second half earnings in 2012 with quarterly income expected to increase over the year.

I would now like to open it up for questions. Valerie, please provide instructions to the participants to be able to ask questions.

Coordinator	The first question comes from Jeff Spittel of Global Hunter Securities.

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J. Spittel	Thanks. Good morning, Sam and Michael.

M. Biehl	Good morning, Jeff.

J. Spittel	I was wondering first if we could talk a little bit about the vehicle fueling opportunity and I appreciate the comments, I guess, with regard to the D&S LNG-related backlog. It sounds like things are growing pretty quickly. Could you give us a sense of how big that business could be both in the U.S. and in China as we progress forward in ‘12 and possibly ‘13?

S. Thomas	Yes. We’re seeing strong growth in China as they continue on the five-year plan. We think we’re still fairly early in the cycle with more liquefiers coming on stream just late in 2011 with significant growth in liquefier installations continuing through ‘13 out to ‘16 we’re told and we believe that more liquefier capacity will become available. In addition, more liquid will be available from the import terminals going forward.

So, we think we’re at the early stage. In China, the market will grow fairly rapidly from a couple hundred million dollars to well over $1.0 billion dollars four or five years out and we hope to be a participant in that. We’re aiming for sort of 25% market share. So, it’s a big

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opportunity and we’re pleased with our growth to date and our trajectory to date and are adding capacity to meet that.

In the U.S., we’ve seen a fairly dramatic ramp up starting mid-last year as it became clear that shale gas and fracking was going to provide an ample supply of natural gas and we saw the resultant declines in natural gas as there were not enough new applications to take up the supply. In addition, oil prices have been high. So, the spread between natural gas and diesel has been significant.

We’re seeing the first applications are for those diesel replacement applications that use the largest amount of fuel with the least infrastructure, but we’re also seeing a rapid ramp up of natural gas opportunities, LNG opportunities for vehicle fueling. We anticipate that the market, within a couple of years, for LNG-related distribution and storage applications will be equal to or larger than Distribution & Storage’s industrial gas business and could very well growth to be several times that size.

J. Spittel

Very encouraging and then maybe if we could shift gears in terms of the margin outlook. I think I understand from the comments in terms of the ramp and certainly the capacity expansions going on in the first year, and I

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would assume increased throughput as you get through the second half the year. Would that be when we potentially start to see a little bit of margin expansion in both E&C and D&S?

S. Thomas	Yes, although I’m going to be cautious in that. The market compared to the last major growth cycle in this business is different from the standpoint that we don’t have the upward pressure on pricing caused by a rapid run up of commodity prices, particularly stainless steel, carbon steel and aluminum. So, somewhat muted and secondly, we’re viewing this as the early stages of a significant growth ramp up. We’re dealing with new customers, new markets, new opportunities and we view investing in this market, both in capital and infrastructure, human resources, as being important to achieve the greatest long-term shareholder growth.

J. Spittel	Certainly a fair plan. Congratulations on the Wheatstone award. I’ll turn it back.

Coordinator	The next question comes from Rob Brown of Craig-Hallum.

R. Brown

Good morning. I wanted to get a little more color on the pipeline of new projects. I know you had good announcements thus far this year, but sort of how do you see the rest of the year playing out in terms of large and

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kind of mid-scale LNG projects and generally the backlog and order perspective for the rest of the year? I presume you’re saying it should continue to grow, but maybe just give us some color there—what projects are out there and how you see it playing out. Thank you.

S. Thomas	Our order pipeline for quoted projects is significantly larger than it has ever been with respect to LNG projects. I’d indicated earlier in the question response of how we see the market growing for Distribution and Storage-related LNG applications for diesel replacement and heavy-duty vehicle fueling.

There’s also a fairly significant component of small and mid-scale LNG liquefaction that’s part of our Energy and Chemicals business to provide that LNG because, particularly in North America, the market has been LNG liquid constrained. All of the current capacity or a large part of the current capacity is being used in existing applications. Because of that, our pipeline is several times our current sales rate, a multiple. I’m not going to talk too much about specific applications because a number of them are competitively sensitive either for us or for our customers or their end users, but I think it’s fair to say that we’re investing significantly to meet those demands.

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The timing of those orders, because there is a significant infrastructure build, there is an order to have a significant number of trucks running on interstate highways utilizing LNG, there’s a need for installing liquefaction capability, distribution capability, as well as onsite storage and those vehicle tanks. That’s going to take some time to establish and things like the spread between diesel and natural gas are an important part of how quickly that gets driven.

R. Brown	Okay, good, thank you and then a quick one for Michael. What’s sort of the cap ex expectations this year for your new expansions?

M. Biehl	We think we’ll be in the $35 million to $40 million range, including the current expansion projects that we have in process.

R. Brown	All right, thank you.

Coordinator	The next question comes from Greg McKinley of Dougherty.

G. McKinley

Yes, thank you. Could you talk a little bit about the degree to which these capacity expansions are increasing costs? I mean, I guess, what I’m trying to get at is we’re going to build capacity for expected ramping of deliveries in 2012 and 2013 and I’m wondering if we could sort of right

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set your guidance for what it would be excluding the significant investments so we can get a sense more for what the core business might due relative to how people are looking out a year from now.

S. Thomas	Disparity between our reported earnings and the analyst consensus gives you some guidance.

G. McKinley	Okay. Any other comments you can make along those lines, or you want to leave it at that?

S. Thomas	Well, I would also say the disparity between our guidance for 2012 and where the analysts currently are probably also gives some guidance.

G. McKinley	Okay and then, regarding domestic exportation opportunities, I mean obviously we’re able to see take or pay contracts being signed. We’re able to see some equity infusions in some of these projects. I wonder if you could talk a little bit about the regulatory landscape and political environment that you think might impact how domestic liquefaction projects proceed from here.

S. Thomas	Yes, it’s the best possible regulatory environment. There’s no government assistance or intervention. While there’s a Nat Gas Act out there, we

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believe the real driver is the spread between natural gas prices and diesel. That provides sufficient economic incentive for the market to work.

With respect to export of LNG from North America, at least one of the proposals, the Chaniere proposal for Sabine Pass, does have full regulatory approval to the best of my knowledge for exporting significant quantities of LNG. One feature of Chart’s business is that we stand to benefit whether LNG is exported from the U.S. or is used domestically.

G. McKinley	Yes. Thank you. Then just one final question: regarding your backlog, as industry capacity fills up, can you maybe help us understand how your backlog margins compare to what margin rates we’ve been seeing from your business over the last year or so? Thank you.

S. Thomas	Well, as capacity fills up, we would hope and anticipate that our margins would improve on future projects. However, I think it’s important that you also recognize that this is a significant growing market and Chart intends to be a long-term leader in this market.

G. McKinley	Thank you.

S. Thomas	Thank you.

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Coordinator	The next question comes from Jagadish Iyer of Piper Jaffray.

J. Iyer	Thanks for taking my call, Michael and Sam; two questions. One, on the sub-segments, Michael, can you walk us through a little bit—given the backdrop of the softness that you had mentioned about the European side, can you just kind of walk us through the three main sub-segments in terms of how the gross margin could track throughout 2012 and how should we think about it longer-term, mainly 2013? That’ll be my first question.

My second question is on the growth on the natural gas side, I was wondering if the oil prices are going to come down, are they going to be impacting any time soon on these projects. Is there any risk to that and as a follow-up, I also wanted to find out within Wheatstone, was there a competitor there and what are the key metrics that they decided on you guys? Thank you.

M. Biehl	We can comment on 2012, but not on 2013 in terms of margin. In ‘12, we did see an impact as we talked about in the margins. I’m sorry in ‘11. It probably had the biggest impact in the BioMedical business and overall, cost us a penny or two in terms of translation as to where the euro was translated at.

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But going forward, because of the costs that are being incurred for the ramp up and what we see, we still, in terms of E&C and D&S, we still expect margins to average in the high 20s. As we go forward beyond that, our expectation would be that they’d improve, but it’s too far out to call at this point. And then, BioMed, again, would be in that sort of 40% range where they’ve historically been and without the restructuring costs that they’ve experienced in the last couple of years.

S. Thomas	Just to give a little more color, the softness in Europe has minimal impact on our Energy and Chemicals business. It’s not a large feature of the E&C business. Distribution and Storage is probably affected the most by the general soft economic backdrop in Europe as industrial gas demand and equipment demand is dependent on industrial production activity. So, that’s the area where we’d see the greatest concern.

In addition, the growth in Distribution and Storage worldwide is being led by LNG-related activity and because of relatively high natural gas prices in Europe and lack of domestic supply for Western and Central Europe, we haven’t seen the acceleration of LNG-related activity except particularly in Scandinavia for the rest of Europe.

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For the BioMedical business in Europe, a large part of our sales, what we’ve seen in 2011 and early in 2012 is greater volatility in earnings because many of the products are sold on the basis of government tenders and with the budget uncertainty we’ve seen a hold back of placing orders and then a sudden release of large quantities of orders. On average, we’ve continued to see growth, but they are far more volatile than they have been historically.

I think the second and third part of your question was related to oil prices and whether we anticipated a significant drop off in oil prices would dramatically affect these LNG projects. I think that what we’re seeing in the oil world, oil prices, are, number one, growth in energy demand; so, growth in the demand for oil coupled with new production being discovered and brought to play, but at high prices so that there doesn’t seem to be much downward pressure on oil. Of course, the uncertainty of the Middle East situation, particularly Iran, is going to put upward pressure on oil prices. I wouldn’t try and predict which way that will go, but I don’t see in the near-term a sharp decline in oil prices because of the overall energy demand.

Natural gas in North America, the rate of production and the capability to bring new gas into production is fairly significant and it’s going to take a

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number of years to build out infrastructure for the diesel replacement applications. Even at that point, the demand that’s generated from that is not enough to—it may double the price of natural gas, but it’s not going to send it up to levels three or four times what it is currently. So, we think it’s a fairly favorable environment for Chart.

J. Iyer	Finally, on the Wheatstone project, the win against—was it against a competitor? Is there any more color that you can give on that one please?

S. Thomas	There were competitive bidders, yes.

J. Iyer	Thank you.

Coordinator	The next question comes from Eric Stine of Northland Capital Markets.

E. Stine	Hello, Sam. Hello, Michael.

M. Biehl	Hello, Eric.

E. Stine

I was wondering if we could just talk about the—you gave the LNG orders in January and February. I’m wondering if you could just provide some context maybe versus last quarter and last year specific to LNG and then

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I’m just curious how industrial gas orders have been to this point in the quarter.

S. Thomas	Industrial gas orders have been on our forecast trajectory. We singled out LNG because the numbers are so dramatic in terms of a ramp up. I don’t have the numbers at hand for the first quarter or the first two months of 2011, but against that $190 million, I would guess they were somewhere in the $20 million to $30 million range.

E. Stine	$20 million dollars say in the first quarter versus $190 million in what you’ve seen to this point; just to confirm that.

S. Thomas	Correct.

E. Stine	Okay. All right, that is very helpful and then I’m just wondering if we can—I mean clearly, it sounds like this is something that you are addressing, but just thoughts on your ability to handle or having the flexibility to handle some of the quick turn orders which I know are quite profitable, whether there’s any investment or ramp in production needed for that.

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S. Thomas	There is. We have bumped up against a couple of key bottlenecks which limits our flexibility in quick ship orders and will do so through a good part of 2012. We are either executing or in the late planning stages for capacity additions that will rectify that.

E. Stine	But, that kind of investment is in your guidance assumptions I would assume?

S. Thomas	Yes.

E. Stine	Okay and then just last one for me; just relative to Wheatstone, any chance that that project might start in fourth quarter of ‘12 or should we view that as more of a fiscal year ‘13 event? Thanks a lot.

M. Biehl	No, we will recognize some revenue and profit in 2012 for the Wheatstone project somewhere in the 12% to 15% range this year, obviously in the latter half of the year.

Coordinator	The next question comes from Jeff Bernstein of AH Lisanti.

J. Bernstein	Hello. Good morning; a couple of questions for you. One, could you just touch on a couple of the larger LNG projects that are still out there and

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give us a feel for timing; I guess APLNG and now Chaniere, which looks like it’s got some financing behind it. Any feeling for when those might happen?

S. Thomas	I think there’s a high likelihood they will happen. I either don’t know or can’t comment on timing.

J. Bernstein	Okay and they will happen in 2012?

S. Thomas	I don’t know that.

J. Bernstein	Got you, okay. And then, just back on the gross margin side, particularly in the E&C business, I guess traditionally at this point in the cycle, you’d be starting to deliver on backlog that was booked when we were kind of getting out of the depths of the downturn and hence should have been sort of priced at a better margin. Can you do anything to quantify that or talk about whether that phenomenon did indeed happen this time kind of versus the costs obviously that you’re experiencing with ramp, the non-existence of the commodity sort of push through impact? Just sort of parse those things for us.

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S. Thomas	That’s a challenge. As we go later into the cycle and capacity, industry capacity is absorbed, there is clearly the ability to raise margins; expect that. It is more muted than it was in the previous cycle because we don’t currently have the pressure or the intensifier of the ramp up of commodity prices at this point in the cycle. There doesn’t seem to be a significant threat of a ramp up of commodity prices during 2012.

So, I would anticipate an improving margin as we go through 2012 and 2013, but not to the extent that was seen in the previous cycle at this point in the cycle.

J. Bernstein	And then, the decline just sequentially quarter-to-quarter in the E&C gross margin. So, we should understand that most of that is sort of more permanent cost that flows through the rest of the year in terms of fixed investment that you’ve put in as opposed to kind of one-time items associated with bringing up that fixed investment, or how should we be thinking about that?

M. Biehl

It’s a combination of both. In addition, in the third quarter, we had some quick ships in there and we had equipment that we had previously written off that we sold. So, it inflated that margin in the third quarter by about four percentage points. So, if you take that out, we were still lower in this

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quarter and that was caused by a combination of the infrastructure cost, some of which are one time, some which are longer-term.

J. Bernstein	Great. Thanks very much.

Coordinator	The next question comes from Martin Malloy of Johnson Rice.

M. Malloy	Good morning. I’m just curious; for the heat exchangers, can you give us an idea in terms of the lead time to fulfill new orders now versus, say, six months ago or a year ago?

S. Thomas	A year ago, we were probably at 26 to 30 weeks. We are currently at roughly 55 weeks. We expect to be able to pull that down at the back-end of 2012.

M. Malloy	Okay and with the lead time stretching out like that, I would assume you’re considering or are expanding capacity there. Can you give us an idea in terms of the magnitude of capacity expansion that might be considered there?

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S. Thomas	Not yet finalized, but I would anticipate it would be in the 25% to 35% range.

M. Malloy	Okay. Thank you very much.

Coordinator	The next question comes from Gary Farber of CL King.

G. Farber	Yes, good morning. Can you just discuss, give your thoughts on your cash balance, how you think about deploying it and how you see the market for acquisitions?

M. Biehl	Right now, we intend to use it for acquisitions. That’s the primary use that we have intended and right now, we see a pretty good flow of acquisition opportunities, a few that we’re currently working pretty strongly on and some others that may be further out. So, we still see a pretty good flow and would expect to this year probably do at least a few.

G. Farber	Has the flow picked up since, say, the last quarter you would say as far as what you’re seeing, the level of activity?

S. Thomas	A bit. Yes, I would say a bit.

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G. Farber	And then, also can you just talk geographically in your D&S business the third quarter versus the fourth quarter, if it’s possible, for D&S, the North America piece? Did the growth rate accelerate in the fourth quarter versus the third quarter?

S. Thomas	Yes. There was both strength in the industrial gas business in North America, as well as significant strength in LNG-related applications.

G. Farber	Was that the strongest of the three major geographies as far as the uptick quarter-to-quarter?

S. Thomas	In absolute terms, yes. In percentage terms, China probably rivaled the U.S.

G. Farber	Right. Okay, thanks.

Coordinator	This concludes our question and answer session and I would like to turn the call back over to Sam Thomas for any closing remarks.

S. Thomas

Thank you, Valerie. 2011 was a record year for Chart, both in terms of orders and sales. We’ve made commitments to significant expansions in Minnesota, Louisiana, and China and anticipate making other significant

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expansions at other facilities, particularly in the U.S. based on a very favorable environment for natural gas as a significant clean energy source at lower costs than oil. Because of the stumbles of some of the other alternative energy sources, whether it be nuclear, solar, or wind power, the prospects for natural gas in the near-term, in the two to ten year time frame, have grown dramatically with events over the past 12 months. We feel particularly pleased that Chart is extremely well positioned to benefit across a wide front on that increasing use of natural gas and we’ll continue to drive our business to be able to take care of those opportunities.

2012 is the year for us that execution is key. We have many opportunities. We have been building our capabilities to be able to deliver on that and are going to be focused on that in the coming year. We’re very excited about the future.

Thank you very much for participating in our call and we look forward to talking to you after the first quarter.

Coordinator	The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.